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                                                                   EXHIBIT 10.18

[HSBC LOGO]

         Corporate & Institutional Banking - International Division L9

Ref:

     CONFIDENTIAL

     Novel Denim Holdings Ltd
     1/F Novel Industrial Building
     850-870 Lai Chi Kok Road
     Cheung Sha Wan
     Kowloon

                                                                     6 June 2002

     Attention: Mr Peter Leung /Mr Vincent Chan

     Dear Sirs

     BANKING FACILITIES
     A/C No 580-179059

     With reference to our recent telephone discussions, we are pleased to confirm our agreement to granting the undermentioned banking facilities. These facilities will be made available on the specific terms and conditions outlined herein and upon satisfactory completion of the security detailed below.

                                                                           Limit
     REVOLVING LIBOR LOAN FACILITIES                             USD10,000,000.-

     Interest on the loan will be charged at 0.75% over 1, 2 or 3 months LIBOR (London Interbank Money Market Offer Rate), subject to availability in the market, payable at the end of each interest period to the debit of your current account. Interest shall be calculated on actual days elapsed in a year of 360 days for USD loan.

     The applicable LIBOR will be that quoted by us at or about 11:00 a.m. on the date of drawdown / rollover.

     General conditions for the utilisation of the LIBOR Loan facilities:-

     a) 2 working days advance notice of drawdown / rollover is to be given to us for LIBOR facilities respectively. Once a quotation has been given and accepted by you, we will thereupon be bound to make, and you will thereupon be bound to accept, any advance on the terms so agreed.

     b)   Each drawdown / rollover to be for periods of 1, 2 or 3 months.

     c) Each initial drawdown must be for USD300,000.- and thereafter in multiples of USD100,000.-.

     d) At the end of an interest period the amount of the drawing may be rolled over either in one or two or more amounts (providing such amounts are in multiples of USD100,000.- with a minimum drawdown of USD300,000.-) for further periods of 1, 2 or 3 months.

                                                                           .../2


THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111 Fax:
Telex: 73205 [ILLEGIBLE] Telegrams; Hongbank Hongkong             Page ____/____

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                                      - 2 -

Novel Denim Holdings Ltd                                             6 June 2002

e) With our prior approval, which will not be withheld, provided we are satisfied that the funds utilised are generated from your internal resources, out of cash flow rather than from external re-financing during an interest period any amount of outstanding loan may, with 48 hours advance notice to us, be repaid subject to the usual charges (i.e. the differential between the return we would have received had such amount run to maturity and the return we are able to obtain by the placing of the funds repaid for the remainder of the period in the market).

f) We reserve the right to renegotiate the LIBOR interest spreads should any event occur which changes the basis on which LIBOR interest margins are presently calculated.

Please note that our Loans Section is responsible for the administration of LIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Ms Joanna Lam on telephone number 2390 1575.

Apart from the forgoing, all other facilities, security, terms and conditions as stated in our letters of 27 March 2002 remain unchanged. Notwithstanding the above, these facilities are subject to review at any time, in any event by 31 March 2002, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

ACCRUAL OF INTEREST AND OTHER SUMS

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

DISCLOSURE OF INFORMATION

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

SECTION 83 OF THE BANKING ORDINANCE

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this facility Letter, that you immediately advise us in writing.

                                                                           .../3

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                                      - 3 -

Novel Denim Holdings Ltd                                             6 June 2002

ACCEPTANCE

Please arrange for the authorised signatories of YOUR COMPANY, in accordance with the terms of the mandates given to the Bank, to sign and return to us before 27 June 2002 the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted.

We are pleased to be of continued assistance.

Yours faithfully

/s/ D Kitamura
----------------------------
D Kitamura
PP Roddy K W Lau
Global Relationship Manager
Encl

                                                  For and on behalf of
                                                  NOVEL DENIM HOLDINGS LIMITED

                                                  /S/ [ILLEGIBLE]
                                                  ----------------------------
                                                  Authorized Signature(s)